Exhibit 19.1

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

1.	PURPOSE OF THE POLICY

This Insider Trading and Securities Dealing Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Anteris Technologies Global Corp. (“Anteris” or the “Company”) and the handling of confidential information about the Company and the companies with which Anteris does business. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal and state securities laws and Australian securities laws that prohibit certain persons who are aware of certain inside information about a company from: (A) trading in securities of that company; or (B) providing (or “tipping”) that information to other persons who may trade on the basis of that information.

All Insiders must ensure that they comply with all laws applicable to them in relation to transactions in Company Securities.  Applicable law may vary according to the jurisdictions in which Anteris operates and trades and where the applicable transaction occurs.

2.	APPLICABILITY OF THE POLICY

1.	Transactions Subject to the Policy

This Policy applies to transactions in Anteris’ securities (collectively referred to as “Company Securities”), including the Company’s common stock, CHESS Depositary Interests representing units of beneficial ownership of the Company’s common stock (“CDIs”), options to purchase common stock or CDIs, stock appreciation rights, restricted stock units, and any other types of securities that the Company may issue, including (but not limited to) preferred stock, non-convertible debt securities such as senior notes, convertible debt securities and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

In addition, when a person who is subject to this Policy, in connection with working for the Company, becomes aware of Material Nonpublic Information of a company with which the Company does business, including customers and suppliers, this Policy also applies equally to transactions in the securities of such other company.  Each person who is subject to this Policy must treat Material Nonpublic Information of the Company’s business partners, customers and suppliers with the same care required with respect to Company’s Material Nonpublic Information.

2.	Persons Subject to the Policy

This Policy applies to all members of the Company’s Board of Directors and all officers and employees of the Company and its subsidiaries.  The Company may also determine from time to time that other persons will be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information and certain stockholders of the Company (collectively, all such persons are referred to as “Company Persons”). This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described more fully below.

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

3.	Transactions by Family Members and Others

This Policy applies to family members who reside with a Company Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in a Company Person’s household, and any family members who do not live in a Company Person’s household but whose transactions in Company Securities are directed by a Company Person or are subject to a Company Person’s influence or control, such as parents or children who consult with a Company Person before they trade in securities (collectively referred to as “Family Members”). Company Persons are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with such Company Persons before they trade in Company Securities, and Company Persons must treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for such Company Person’s own account.  This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to a Company Person or his or her Family Members.

4.	Transactions by Entities that a Company Person Influences or Controls

This Policy applies to any entities that a Company Person influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities” and, together with Company Persons and Family Members, “Insiders”), and transactions by these Controlled Entities must be treated for the purposes of this Policy and applicable securities laws as if they were for the Company Person’s own account.

3.	DEFINITION OF MATERIAL NONPUBLIC INFORMATION

1.	When Information is Considered Material

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect Company’s stock price, whether it is positive or negative, should be considered material.  There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.  While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	financial condition or results;

•	unpublished projections regarding future earnings or losses, other earnings guidance, changes to previously announced earnings guidance or the decision to suspend earnings guidance;

•	information related to clinical studies and trials, including the status or results of such studies or trials;

•	the gain or loss of a significant contract, customer, supplier, or finance source;

•	pending or proposed mergers, acquisitions, dispositions, restructurings, tender offers, joint ventures, partnerships or spin-offs;

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

•	a change in dividend policy, the declaration of a stock split, an offering of additional securities or the establishment of a repurchase program for Company Securities;

•	financing transactions not in the ordinary course of business;

•	a significant change in management;

•	significant raw material shortages or discoveries;

•	significant pending or threatened litigation or government investigations;

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a significant disruption in operations or loss (including environmental- or safety-related incidents), potential loss, breach or unauthorized access of property or assets, including as a result of a cybersecurity incident, cyber attack or otherwise;

•	impacts to the business regarding significant health- or safety-related developments, such as a pandemic;

•	significant bank borrowings or other financing transactions out of the ordinary course;

•	extraordinary items for accounting purposes;

•	a change in auditors or notification that the auditor’s reports may no longer be relied upon; and

•	impending defaults on indebtedness, bankruptcy, or the existence of severe liquidity problems.

2.	When Information is Considered Public

Information that has not been disclosed to the public is generally considered to be nonpublic information. To establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, newswire services, a broadcast on widely-available radio or television programs, published in a widely-available newspaper, magazine or news website, or public disclosure documents filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) or the Australian Securities Exchange (“ASX”) that are available on the SEC’s or ASX’s website, respectively. By contrast, information would likely not be considered widely disseminated if it is available only to our employees, or if it is only available to a select group of analysts, brokers and institutional investors. The circulation of rumors, even if accurate and reported in the media, does not constitute effective widespread dissemination. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the day on which the information is released. If, for example, the Company were to make an announcement after the commencement of trading on a Monday, Insiders must not trade in Company Securities until Thursday (assuming all such days are business days on which the Company’s stock is trading). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific Material Nonpublic Information.

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

4.	STATEMENT OF THE POLICY

1.	Prohibition Against Insider Trading

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No Transactions on the Basis of Material Nonpublic Information.  No Insider may, directly or indirectly through third parties, buy, sell, or otherwise engage in any transactions in Company Securities if such Insider possesses Material Nonpublic Information. The only exceptions to this prohibition are described below under “Permitted Transactions” (although these exceptions may not provide a defence to insider trading liability under Australian securities laws – you must ensure that you comply with all applicable laws in relation to such Permitted Transactions).

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No Recommendations on the Basis of Material Nonpublic Information. No Insider may make recommendations or express opinions about trading in Company Securities if such Insider possesses Material Nonpublic Information.

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No Tipping of Material Nonpublic Information. No Insider may, directly or indirectly, disclose (“tip”) Material Nonpublic Information to any person within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information about the Company.

Insiders may be liable for tipping Material Nonpublic Information to any third party (a “Tippee”). Tippees inherit an insider’s duties and may be liable for trading on Material Nonpublic Information illegally tipped to them by an Insider. Tippees can obtain Material Nonpublic Information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.  Therefore, Insiders must keep all Material Nonpublic Information relating to the Company strictly confidential (as further described below).

•	No Assistance. No Insider may assist anyone engaged in the activities described in sections (i)-(iii) above.

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Maintaining Confidentiality of Material Nonpublic Information. All Material Nonpublic Information relating to the Company is the property of the Company and the Company has the sole and exclusive right to determine how and when to disclose such information to the public. Unless specifically authorized by the Company, no Insider should publicly disclose Material Nonpublic Information and all such information must be kept strictly confidential.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy.  The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

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Additional Restrictions Under Australian Securities Law.  Without limiting the above, section 1043A of the Corporations Act 2001 (Cth) prohibits insider trading. The section applies where a person is in possession of information and: (i) the information is not generally available; (ii) a reasonable person would have expected that information to have a material effect on the price or value of a security if it was generally available; and (iii) the person knew, or ought reasonably to have known, that the information was not generally available and if it were so, a reasonable person would expect it to affect the price or value of the security. For the purposes of section 1043A, information is “generally available” where the information is either readily observable or made known in a manner that would bring it to the attention of people who commonly invest in securities of the kind whose price or value would be affected by the information.

If section 1043A applies, it is an offence for the person to: (i) whether as a principal or agent subscribe for, or enter into an agreement to subscribe for, purchase or sell, securities; (ii) procure another person to subscribe for, purchase or sell securities; and (iii) communicate information to another person with the knowledge that the person will or is likely to do (i) or (ii).

2.	Other Prohibited Transactions in Company Securities

The Company has also determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if Insiders engage in certain types of other transactions.  Therefore, the following rules are applicable to Insiders:

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Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.  In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance.  For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales of Company securities.

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Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on Material Nonpublic Information and focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

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Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. Such hedging transactions may permit an Insider to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership.  When that occurs, Insiders may no longer have the same objectives as the Company’s other stockholders.  Accordingly, hedging transactions by any Insider, or any of their designees, are prohibited under this Policy.

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Margin Accounts and Pledged Securities. Securities held in a margin account or pledged as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged, hypothecated or otherwise used as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the owner is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company Securities. For these reasons, Insiders are prohibited from pledging, hypothecating or otherwise using Company Securities as collateral for a loan or other form of indebtedness, including, without limitation, holding Company Securities in a margin account as collateral for a margin loan.

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

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Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when an Insider is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on Company Securities. If an Insider determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the guidelines outlined below

3.	Permitted Transactions

•	Transactions under Company Plans. This Policy does not apply to transactions with the Company involving Company Securities, except as specifically noted.

i.
Stock Options. This Policy does not apply to the exercise of employee stock options (where no shares of stock are sold to fund the exercise), or when shares are withheld by Anteris for the Company Person’s payment of withholding taxes or the applicable exercise price upon exercise (if authorized by the Company). This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale of stock for the purpose of generating the cash needed to pay the exercise price of an option or related withholding taxes, or any market sale of stock following exercise.

ii.
Restricted Stock and Restricted Stock Units. This Policy does not apply to the vesting of restricted stock and restricted stock units under Anteris’ equity plans, or when related shares or units are withheld by Anteris for the Company Person to pay withholding taxes upon vesting (if authorized by the Company). This Policy does apply, however, to any market sale of stock upon vesting.

iii.
Employee Stock Purchase and Savings Plan and Deferred Compensation Plans. This Policy does not apply to purchases of Company Securities in the Company’s employee stock purchase plan, 401(k) plan, or deferred  compensation plans or similar employee benefit plans resulting from a Company Person’s periodic contribution of money to the plan pursuant to his or her payroll deduction election. This Policy does apply, however, to certain elections a Company Person may make under these plans, including: (a) an election to increase or decrease the percentage of his or her periodic contributions that will be allocated to his or her Anteris stock fund; (b) an election to switch an existing account balance into or out of a Company Person’s Anteris stock fund; (c) an election to borrow money against a Company Person’s plan account if the loan will result in a liquidation of some or all of his or her Anteris stock fund; (d) an election to withdraw money from a Company Person’s plan account if the withdrawal will result in a liquidation of some or all of his or her Anteris stock fund; and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to a Company Person’s Anteris stock fund.

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

iv.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under a Company or a broker-sponsored dividend reinvestment plan resulting from a Company Person’s reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions a Company Person chooses to make to the dividend reinvestment plan, and to a Company Person’s election to participate in the plan or increase his or her level of participation in the plan. This Policy also applies to a Company Person’s sale of any Company Securities pursuant to the plan.

v.	Other Similar Transactions. Any other purchase of Company Securities from Anteris or sales of Company Securities to Anteris are not subject to this Policy.

vi.
Gifts. Bona fide gifts of Company Securities to a family member, charitable organization, or any other person (including a transfer to a family trust) are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of Material Nonpublic Information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a Black Out Period (as defined below). However, whether a gift is a bona fide gift will depend on the circumstances surrounding each gift, including, but not limited to, the donor’s relationship with the recipient and the nature of the tax benefit to the donor.

vii.
Mutual Funds. Transactions in a mutual fund or other collective investment vehicle (e.g., hedge fund or exchange traded fund) that is invested in Company Securities and (1) is publicly traded and widely held, (2) is broad based and diversified, and (3) has investment discretion for fund investments exercised by an independent third party are not transactions subject to this Policy. Insiders should consult with the Chief Financial Officer or the General Counsel (if any) if they have questions regarding whether a specific fund is considered “broad-based and diversified.”

5.	ADDITIONAL PROCEDURES

The Company has established additional procedures, applicable only to certain persons (as described below), in order to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Material Nonpublic Information, and to avoid the appearance of any impropriety.

1.	Pre-Clearance Procedures

Certain designated persons may not engage in any transaction in Company Securities, including gifts involving the transfer of Company Securities, without first obtaining pre-clearance of the transaction from the Company by contacting either the Chief Financial Officer or the General Counsel (if any) (the “Pre-Clearance Procedures”).

The following persons are subject to the Company’s Pre-Clearance Procedures:

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

•	directors;

•	executive officers;

•	members of the Company’s legal department;

•	employees who are serving in regional or executive management or corporate support functions;

•	employees involved in clinical trials and studies;

•	all individuals reporting directly to the Company’s Chief Financial Officer;

•	employees who are involved in the preparation of financial statements as determined by the Company’s Chief Financial Officer;

•	employees with knowledge of consolidated financial performance forecasts as determined by the Company’s Chief Financial Officer;

•	designated Investor Relations professionals;

•	anyone who has access to, or is in possession of, material nonpublic information in connection with working for any of the foregoing persons, departments or offices;

•	other persons designated by the Chief Executive Officer, Chief Financial Officer or General Counsel (if any); and

•	Family Members and Controlled Entities of any persons described above.

A request for pre-clearance to trade in Company Securities should be submitted in writing to the Chief Financial Officer or the General Counsel (if any) (or other designated attorneys) at least two business days in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should confirm in the request that he or she (1) has reviewed this Policy and (2) is not aware of any Material Nonpublic Information about the Company.

The Company is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If the Chief Financial Officer or the General Counsel, as applicable, does not respond to a request for pre-clearance, the request will be deemed to have been denied.  If a person seeks pre-clearance and permission to engage in the transaction is denied or not responded to, then he or she must refrain from initiating any transaction in Company Securities, and must not inform any other person of the restriction.  If permission to engage in the transaction is granted, then the transaction must be initiated within five business days of receipt of pre-clearance, unless an exception is granted or the person becomes aware of Material Nonpublic Information before the trade is executed, in which case the preclearance is void and the trade must not be completed. If transactions are not effected within the time limit, pre-clearance must be requested and approved in writing again.

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

2.	Quarterly Blackout Periods

Certain designated persons may not conduct any transactions involving Company Securities (other than as specified by this Policy) during certain “Blackout Periods.” Quarterly Blackout Periods begin on the first day of the last month of each fiscal quarter (March 1st, June 1st, September 1st and December 1st) and end at the beginning of the third business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third business day following the public release of Company’s quarterly earnings and ending on the last day of the month immediately prior to the last month of the next fiscal quarter.  For example, if the quarterly earnings were released after trading commenced on a Monday, the Window Period would begin on Thursday, giving the marketplace at least two full business days, Tuesday and Wednesday, to fully absorb the earnings release (assuming all of such days are business days on which the Company’s stock is trading).

The following persons are subject to quarterly Blackout Periods:

•	directors;

•	executive officers;

•	members of the Company’s legal department;

•	employees who are serving in regional or executive management or corporate support functions;

•	employees involved in clinical trials and studies;

•	all individuals reporting directly to the Company’s Chief Financial Officer;

•	employees who are involved in the preparation of financial statements as determined by the Company’s Chief Financial Officer;

•	employees with knowledge of consolidated financial performance forecasts as determined by the Company’s Chief Financial Officer;

•	designated Investor Relations professionals;

•	anyone who has access to, or is in possession of, material nonpublic information in connection with working for any of the foregoing persons, departments or offices;

•	other persons designated by the Chief Executive Officer, Chief Financial Officer or General Counsel (if any); and

•	Family Members and Controlled Entities of any persons described above.

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

3.	Event-Specific Blackout Periods

From time to time, an event may occur or information may exist that is material to the Company and is known by only certain directors, officers and/or employees. So long as the event or information remains material and nonpublic, certain persons designated by the Chief Executive Officer, Chief Financial Officer or General Counsel (if any) may not engage in any transaction in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel (if any), designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In either situation, the Chief Executive Officer, Chief Financial Officer or General Counsel (if any) may notify these persons that they must not engage in transactions in Company Securities, without disclosing the reason for the restriction.  The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and must not be communicated to any other person.  Exceptions will not be granted during an event-specific trading restriction period.

4.	Exceptions

Blackout Periods do not apply to those transactions to which this Policy does not apply, as described above under the heading “Permitted Transactions.” Further, the requirements for Pre-Clearance Procedures and Blackout Periods do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, as described below under the heading “Rule 10b5-1 Plans.”

6.	RULE 10B5-1 PLANS

Rule 10b5-1 promulgated under the Exchange Act provides a defense from insider trading liability under United States securities laws. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan for transactions in Company Securities that meets the requirements of Rule 10b5-1 (a “Trading Plan”). If the Trading Plan meets such requirements, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, Trading Plans must be approved by the Chief Financial Officer or the General Counsel (if any) and must be adopted in accordance with the guidelines applicable to Trading Plans attached as Exhibit A hereto.  A Trading Plan may not operate as a defence to insider trading liability under Australian securities laws.  You must ensure that you comply with all applicable laws in relation to Trading Plans.

7.	SECTION 16 REPORTS

Certain Company Persons, including directors, officers designated as such for SEC reporting purposes by the Board of Directors and certain stockholders of the Company (collectively, “Section 16 Reporting Persons”), are required to file reports with the SEC that disclose such Company Person’s trading and other transactions relating to Company Securities (“Section 16 Reports”).

The General Counsel’s office (or, in the absence of the General Counsel, external counsel at the direction of the Chief Financial Officer) will assist Section 16 Reporting Persons that are directors and officers in preparing and filing the required Section 16 Reports; however, such Section 16 Reporting Persons retain responsibility for the Section 16 Reports. To ensure compliance with all reporting requirements, such Section 16 Reporting Persons must, on the date of any trade, provide the General Counsel’s office (or, if applicable, the Chief Financial Officer and the Company’s external counsel) with all information relating to the trade that is necessary to properly prepare a Form 4 or other Section 16 Report. Such Section 16 Reporting Persons must also execute a Form 4 or other Section 16 Report (either individually or through a duly authorized power of attorney) within a sufficient amount of time to allow the General Counsel’s office (or, if applicable, the Chief Financial Officer and the Company’s external counsel) to electronically file the Form 4 via the SEC’s Electronic Data Gathering, Analysis, and Retrieval system before the end of the second business day following the trade.

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

8.	FORM 144A REPORTS

Certain Company Persons, including directors, certain officers designated by the Board of Directors and certain stockholders of the Company (collectively, “144A Reporting Persons”) are required to file a Form 144 before making an open market sale of Company Securities. A Form 144 notifies the SEC of the 144A Reporting Person’s intent to sell Company Securities. This form is generally prepared and filed by the 144A Reporting Person’s broker and is in addition to the Section 16 Reports filed on the 144A Reporting Person’s behalf by the General Counsel’s office (or, if applicable, the Chief Financial Officer in consultation with external counsel).

9.	ASX NOTIFICATIONS FOR DIRECTORS

Under the ASX Listing Rules, the Company is required to disclose to the ASX details of directors’ interests in Company Securities, changes in those interests, and whether the change occurred in a Blackout Period, within 5 business days after any change. Within 2 business days after a change occurs, a director must notify the company secretary in writing of the requisite information for the Company Secretary to make the necessary notifications to ASX as required by the ASX Listing Rules. It is the individual responsibility of Directors to ensure they comply with this requirement.

10.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to, or employment with, the Company.  If an individual is in possession of Material Nonpublic Information when his or her service or employment terminates, that individual may not trade in Company Securities until that information has become public or is no longer material, as determined by the General Counsel (or, if applicable, the Company’s Chief Financial Officer in consultation with external counsel).  To facilitate such’s determination, an individual may not trade in Company Securities without first obtaining pre-clearance of the transaction from the General Counsel (or Chief Financial Officer, as applicable), in accordance with the pre-clearance procedures set forth in “Pre-Clearance Procedures” above.

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

11.	APPLICABILITY TO TRADING IN OTHER SECURITIES

In the course of an Insider’s business relationship with other companies with whom the Company does business (“Company Business Partners”) on behalf of the Company, such as the Company’s customers and suppliers, Insiders may receive material, nonpublic information regarding such Company Business Partners. This policy applies equally to disclosure and discussion of information related to such Company Business Partners and trading in securities of such Company Business Partners.

12.	INDIVIDUAL RESPONSIBILITY

Insiders have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of Material Nonpublic Information.  Each Company Person is individually responsible for making sure that he or she complies with this Policy, and that any of his or her Family Members or Controlled Entities also comply with this Policy. In all cases, the ultimate responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of Company, the Chief Financial Officer, the general counsel (if any) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

13.	VIOLATIONS

1.	Consequences of Violations

The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in Company Securities, is prohibited by U.S. federal and state laws and Australian and other foreign laws.  Insider trading violations are pursued vigorously by the SEC, the U.S. Department of Justice, US state enforcement authorities, the Australian Securities and Investments Commission, the ASX and other regulators.  Punishment for insider trading violations is severe, and could include significant fines and imprisonment.  While the regulatory authorities concentrate their efforts on individuals who trade, or who tip inside information to others who trade, the U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to discipline by Company, including dismissal for cause, whether or not the individual’s failure to comply results in a violation of law.  Needless to say, a violation of law, or even an SEC, ASIC or other governmental investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

2.	Reporting of Violations

Any Insider who violates this Policy or any U.S. federal, U.S. state, Australian or foreign laws governing insider trading, or knows of any such violation by any Insider, must report the violation immediately to the Chief Financial Officer or the General Counsel (if any).

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

EXHIBIT A

RULE 10b5-1 TRADING PLANS

The following guidelines are applicable to Trading Plans subject to this Policy.

Form of Plan:

•	The person entering into a Trading Plan must affirm his or her intent for the Trading Plan to comply with Rule 10b5-1.
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The counter-party to any Trading Plan must be a nationally recognized brokerage firm with established internal procedures for Trading Plans designed to protect the person and the broker from liability under applicable securities laws.

•	Subject to certain limited exceptions specified in Rule 10b5-1, no person may have more than one Trading Plan in effect at one time.
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Subject to certain limited exceptions, a Trading Plan designed to effect the open-market purchase or sale of the total amount of Company Securities subject to such Trading Plan as a single transaction would be limited to one single-trade Trading Plan per twelve-month period.

•	A Trading Plan must specify the nature of the plan (e.g., purchase or sale) and the terms of all transactions (including identifying the amounts, prices and dates of proposed transactions).
•	A Trading Plan must specify a termination date that is at least six months following the effective date of the trading Plan.
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A Trading Plan of a member of the board of directors or an executive officer of the Company must include reporting compliance provisions, instructing parties effecting transactions to provide timely notification of such transactions to the Company’s General Counsel (or, in the absence of a General Counsel, the Company’s Chief Financial Officer) for purposes of assuring compliance with applicable reporting requirements, such as those arising under Rule 144 of the Securities Act of 1933 and Section 16 of the Exchange Act.

Material Non-Public Information and Good Faith:

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The person entering into a Trading Plan must not be in possession of any material non-public information regarding the Company or Company Securities as of the date of entering into, modifying or terminating the Trading Plan and the Trading Plan may not be entered into, modified or terminated during a blackout period, in the case of a person who is subject to the blackout trading prohibition.

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A Trading Plan of a member of the board of directors or an executive officer of the Company must include a certification by such person that (a) he or she is not aware of any material non-public information about the Company or any Company Securities and (b) he or she is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated under the Exchange Act.

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The person entering into a Trading Plan must enter into the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated under the Exchange Act.

•	Once a person enters into a Trading Plan, the person must act in good faith with respect to the Trading Plan.

INSIDER TRADING AND SECURITIES DEALING POLICY

Policy Last Updated: 2 December 2024

Timing:

•	A Trading Plan may not be entered into, modified or terminated during a blackout period, in the case of a person who is subject to the blackout trading prohibition.
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The person entering into or modifying a Trading Plan must include a cooling-off period, between the date of executing the Trading Plan or modification and the first trade executed thereunder, that, at a minimum, meets the requirements of Rule 10b5-1 as follows:

o
A Trading Plan entered into or modified by a member of the board of directors or an executive officer of the Company must include a cooling-off period of at least the later of: (i) 90 days after the adoption or modification of the Trading Plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified; provided,  however, such cooling-off period need not exceed 120 days.

o	A Trading Plan entered into or modified by any other individual subject to this Policy must include a cooling-off period of at least 30 days.
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In connection with the entry into a Trading Plan, members of the board of directors and executive officers of the Company should consider, in consultation with the Company’s General Counsel (or, if applicable, Chief Financial Officer in consultation with external counsel), whether Section 16(b) of the Exchange Act (“Section 16(b)”) will present any problems.  Most transactions under Rule 10b5-1 trading plans are likely to involve open-market sales or purchases that could be matched with opposite-way transactions within less than six months to produce profits recoverable by the Company under Section 16(b).  Members of the board of directors and executive officers stablishing a plan should determine whether there are any potentially matchable transactions in the past, or in the future, that could cause profits from plan transactions to be recovered by the Company under Section 16(b).

Company Oversight and Disclosure:

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A Trading Plan proposed to be entered into, modified or terminated must be submitted to and approved in writing by the Company’s General Counsel (or, if applicable, Chief Financial Officer) before such Trading Plan, modification or termination becomes effective.

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The person entering into, or trading pursuant to, a Trading Plan must cooperate with the Company’s decisions regarding public disclosure of such Trading Plan, including disclosure in accordance with requirements imposed by the SEC and ASX.